Exhibit 99.1

CommScope Reports Third Quarter 2019 Results

Third Quarter 2019 Highlights

(all comparisons highlighted below are year-over-year)

•	Net sales of $2.38 billion
•	GAAP operating loss of $(50.8) million
•	GAAP net loss of $(0.88) per basic share compared to net income of $0.33 per diluted share
•	Non-GAAP adjusted EBITDA (excluding special items) increased 55.5% to $369.8 million
•	Non-GAAP adjusted net income (excluding special items) of $0.55 per diluted share decreased 6.8%
•	GAAP cash flow from operations of $522.1 million
•	Non-GAAP adjusted free cash flow of $535 million
•	$200 million of notes due 2021 redeemed in August and an additional $200 million of 2021 notes redeemed in the fourth quarter

HICKORY, NC, November 7, 2019— CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported results for the quarter ended September 30, 2019.

The company reported third quarter net sales of $2.38 billion, an increase of 106.9% compared to $1.15 billion during the same period in the prior year. The third quarter of 2019 included sales of $1.34 billion from ARRIS, which was acquired in April 2019.  ARRIS sales in the third quarter include a $14 million reduction of revenue related to deferred revenue purchase accounting adjustments. CommScope generated a net loss of ($156.5) million, or $(0.88) per basic share, a decrease from the prior year period's net income of $63.8 million, or $0.33 per diluted share. Non-GAAP adjusted net income for the third quarter of 2019 was $126.9 million, or $0.55 per diluted share, versus $114.5 million, or $0.59 per diluted share, in the third quarter of 2018. A reconciliation of reported GAAP results to non-GAAP results is included below.

“We are pleased to deliver third quarter adjusted EBITDA at the high end, and adjusted earnings per share above the high end, of our guidance,” said President and Chief Executive Officer Eddie Edwards. “Despite a challenging customer environment, our results reflect the company’s ability to manage near-term headwinds while maximizing profitability. In the third quarter, we generated over $500 million of adjusted free cash flow, enabling $400 million of early debt repayment in the third quarter and beginning of the fourth quarter.  These results illustrate our ability to act with agility and meet our short-term and long-term financial obligations despite broader industry headwinds.

“We remain enthusiastic about the unique opportunity to generate significant cash flow while playing an important role in shaping the future of communications connectivity. We’ve taken significant strides throughout the year to execute on our plan, reposition the company to achieve accelerated returns, and improve financial and operational results.  With our portfolio of industry-leading products, strong customer relationships, and talented team, our confidence in achieving our full potential remains as strong as ever.”

Third Quarter 2019 Overview

For comparisons described below as pro forma, the third quarter of 2018 includes historical ARRIS results reflecting certain classification changes to align to CommScope’s presentation. Reconciliations of the pro forma amounts and reported GAAP results to non-GAAP results is included below.

Net sales in the third quarter of 2019 of $2.38 billion increased 106.9% year over year primarily due to the contribution of $1.34 billion from the ARRIS acquisition.

On a pro forma basis, net sales decreased 15% year over year with lower results across all segments and geographic regions. The decrease was primarily due to lower sales to cable operators and unfavorable impacts from foreign exchange rate changes of approximately 1%.

GAAP operating income decreased 138.4% year over year to a loss of $(50.8) million. GAAP operating loss was unfavorably impacted by acquisition accounting adjustments (primarily the markup of inventory), the settlement of patent infringement litigation and higher restructuring costs, all of which are excluded from non-GAAP adjusted EBITDA.

Non-GAAP adjusted EBITDA increased 55.5% to $369.8 million year over year. On a pro forma basis, non-GAAP adjusted EBITDA for the third quarter of 2019 decreased by 13.5% to $369.8 million, or 15.5% of net sales. Non-GAAP adjusted EBITDA was primarily impacted by lower sales volumes, partially offset by lower material costs and lower operating expenses when compared to the pro forma year ago period.

In the third quarter, the company generated GAAP cash flow from operations of $522.1 million. Non-GAAP adjusted free cash flow was $535 million after adjusting for $10 million of cash paid for transaction and integration costs and $27.2 million of cash paid for restructuring costs.

The company ended the third quarter with $609.1 million in cash and cash equivalents. As of September 30, 2019, the company had no outstanding borrowings under its new asset-based revolving credit facility and had availability of $881.7 million, after giving effect to borrowing base limitations and outstanding letters of credit.  The combination of cash and cash equivalents and undrawn credit facility capacity as of September 30, 2019 provided the company with total liquidity of approximately $1.5 billion.

During the third quarter the company redeemed $200 million aggregate principal amount of its 5.00% senior notes due 2021 (“the 2021 Notes”). Subsequent to the end of the third quarter of 2019, the company redeemed an additional $200 million aggregate principal amount of the 2021 Notes. Following the redemption, $250 million aggregate principal amount of the 2021 Notes remained outstanding.

Third Quarter 2019 Segment Overviews

For comparisons described below as pro forma for the Customer Premises Equipment, Network and Cloud and Ruckus segments, the third quarter of 2018 includes historical ARRIS results reflecting certain classification changes to align to CommScope’s presentation. Reconciliations of the pro forma amounts and reported GAAP results to non-GAAP results is included below.

Connectivity Solutions

•

Segment net sales of $634.5 million decreased 13.3% primarily due to lower sales volumes. Changes in foreign exchange rates negatively impacted segment net sales by approximately 1%. Net sales declined in all geographic regions.

•

GAAP operating income of $55.1 million decreased 41.9%. Non-GAAP adjusted EBITDA decreased 24.8% to $121 million, or 19.1% of segment net sales, slightly lower than the adjusted EBITDA margin last year. Both GAAP operating income and non-GAAP adjusted EBITDA decreased primarily due to lower sales volumes.

Mobility Solutions

•

Segment net sales of $405.9 million decreased 3.1% primarily due to a pause in spending related to the pending merger of two large telecommunications customers, the impact of which is expected to continue into the fourth quarter. Changes in foreign exchange rates negatively impacted segment net sales by approximately 1%. Net sales declines in the Asia Pacific and CALA regions were partially offset by increases in the EMEA and the North America regions.

•

GAAP operating loss of $(2) million decreased 105.4%. GAAP operating loss was driven by the settlement of patent infringement litigation, which was excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA increased 8.3% to $83.4 million, or 20.5% of segment net sales, a 210 basis point increase from the year ago period. Non-GAAP adjusted EBITDA benefited primarily from favorable product mix and cost reduction activities within the business.

Customer Premises Equipment

•

Segment net sales of $826.4 million decreased 12.2% from the pro forma year ago period primarily due to reduced cable operator spending. Net sales in the quarter include a $3.3 million reduction of revenue related to deferred revenue purchase accounting adjustments.  Changes in foreign exchange rates negatively impacted segment net sales by less than 1%. Net sales declined in the EMEA and North America regions, but these declines were partially offset by increased sales in the Asia Pacific region.

•

GAAP operating income was $3.8 million. GAAP operating income was negatively impacted by acquisition accounting adjustments and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA increased 54.7% to $59.7 million, or 7.2% of net sales, compared to 4.1% in the pro forma year ago period. Non-GAAP adjusted EBITDA benefited from lower material costs offset partially by unfavorable product mix.

Network and Cloud

•

Segment net sales of $376.9 million decreased 29.2% from the pro forma year ago period primarily due to reduced cable operator spending.  In addition, third quarter results benefited from customer orders that were expected to occur in the fourth quarter. Net sales in the quarter include a $7 million reduction of revenue related to deferred revenue purchase accounting adjustments. Changes in foreign exchange rates negatively impacted segment net sales by less than 1%. Net sales declined in all geographic regions.

•

GAAP operating loss was $(45.5) million. GAAP operating loss was negatively impacted by acquisition accounting adjustments and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA decreased 31.2% to $94.9 million, or 25.2% of net sales, compared to 25.9% of net sales in the pro forma year ago period. Non-GAAP adjusted EBITDA was negatively impacted primarily due to lower sales volumes and unfavorable product mix.

Ruckus

•

Segment net sales of $136.5 million decreased 23.2% from the pro forma year ago period primarily impacted by a reduction in service provider spend. Net sales in the quarter include a $3.6 million reduction of revenue related to deferred revenue purchase accounting adjustments.  Changes in foreign exchange rates negatively impacted segment net sales by less than 1%. Net sales declined across all regions.

•

GAAP operating loss was $(62.1) million. GAAP operating loss was negatively impacted by acquisition accounting adjustments, which are excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA decreased 18.8% to $10.8 million, or 7.9% of segment net sales, compared to 7.5% of net sales in the pro forma year ago period. Non-GAAP adjusted EBITDA was negatively impacted primarily by lower sales volumes.

Outlook

Fourth Quarter Guidance:

•	Revenue of $2.2 billion – $2.4 billion
•	Operating income of $55 million – $92 million
•	Non-GAAP adjusted EBITDA of $275 million – $335 million
•	Non-GAAP adjusted effective tax rate of approximately 27% – 28%
•	Loss per share of $(0.45) – $(0.42), based on 194 million weighted average basic shares
•

Non-GAAP adjusted earnings per diluted share of $0.27 – $0.37, based on 232 million weighted average diluted shares (assuming the if-converted method is applied for our Series A Convertible Preferred Stock)

A reconciliation of GAAP to non-GAAP outlook is included below.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss third quarter 2019 results and fourth quarter 2019 guidance. The conference call will also be webcast.

To participate in the conference call, dial +1 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 3930249. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope's Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope

CommScope (NASDAQ: COMM) and the recently acquired ARRIS and Ruckus Networks are redefining tomorrow by shaping the future of wired and wireless communications. Our combined global team of employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at www.commscope.com.

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Danah Ditzig, CommScope

+1 952-403-8064

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms pro forma net sales, non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, pro forma non-GAAP adjusted EBITDA (both including and excluding synergies and cost savings), non-GAAP adjusted net income, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted effective tax rate, and adjusted free cash flow may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, risks related to the ARRIS acquisition; our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information technology systems and to implement major systems initiatives successfully; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans requiring plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; the impact of Brexit; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or a potential global trade war that may impact our products; costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation, risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These and other factors are discussed in greater detail in Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

Such forward-looking statements are also subject to additional risks and uncertainties related to the recently acquired ARRIS business, many of which are outside of our control, including, without limitation: the risk that we will not successfully integrate ARRIS or that we will not realize estimated cost savings, synergies, growth or other anticipated benefits, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration; the potential impact of the acquisition on relationships with third parties, including customers, employees and competitors; failure to manage potential conflicts of interest between or among customers; integration of information technology systems; and other factors beyond our control.

Although the information contained in this press release represents our best judgment as of the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$2,380.2	$1,150.4	$6,046.4	$3,510.8
Cost of sales	1,770.3	740.7	4,378.5	2,246.1
Gross profit	609.9	409.7	1,667.9	1,264.7
Operating expenses:
Selling, general and administrative	305.8	159.8	972.0	502.5
Research and development	171.5	44.8	399.5	142.4
Amortization of purchased intangible assets	163.9	65.8	387.3	199.5
Restructuring costs, net	19.5	7.1	78.3	19.7
Total operating expenses	660.7	277.5	1,837.1	864.1
Operating income (loss)	(50.8)	132.2	(169.2)	400.6
Other income (expense), net	1.5	(2.4)	(3.6)	(4.4)
Interest expense	(160.7)	(66.1)	(423.5)	(186.7)
Interest income	1.8	1.9	15.9	5.4
Income (loss) before income taxes	(208.2)	65.6	(580.4)	214.9
Income tax (expense) benefit	51.7	(1.8)	87.6	(51.4)
Net income (loss)	(156.5)	63.8	(492.8)	163.5
Series A convertible preferred stock dividend	(13.8)	—	(26.9)	—
Deemed dividend on Series A convertible preferred stock	—	—	(3.0)	—
Net income (loss) attributable to common stockholders	$(170.3)	$63.8	$(522.7)	$163.5
Earnings (loss) per share:
Basic	$(0.88)	$0.33	$(2.70)	$0.85
Diluted (a)	$(0.88)	$0.33	$(2.70)	$0.84
Weighted average shares outstanding:
Basic	194.1	192.2	193.5	191.9
Diluted (a)	194.1	195.4	193.5	195.4
(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic and diluted)	$(170.3)	$63.8	$(522.7)	$163.5

Weighted average shares (basic)	194.1	192.2	193.5	191.9
Dilutive effect of equity-based awards	—	3.1	—	3.5
Denominator (diluted)	194.1	195.4	193.5	195.4

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In millions, except share amounts)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$609.1	$458.2
Accounts receivable, less allowance for doubtful accounts of $32.6 and $17.4, respectively	1,778.9	810.4
Inventories, net	1,169.2	473.3
Prepaid expenses and other current assets	245.5	135.9
Total current assets	3,802.7	1,877.8
Property, plant and equipment, net of accumulated depreciation of $510.1 and $437.7, respectively	737.0	450.9
Goodwill	5,722.7	2,852.3
Other intangible assets, net	4,493.5	1,352.0
Other noncurrent assets	417.9	97.5
Total assets	$15,173.8	$6,630.5
Liabilities and Stockholders' Equity
Accounts payable	$1,226.4	$399.2
Accrued and other liabilities	782.3	291.4
Current portion of long-term debt	32.0	—
Total current liabilities	2,040.7	690.6
Long-term debt	10,101.2	3,985.9
Deferred income taxes	268.7	83.3
Other noncurrent liabilities	552.1	113.9
Total liabilities	12,962.7	4,873.7
Commitments and contingencies
Series A convertible preferred stock, $0.01 par value	1,000.0	—
Stockholders' equity:
Preferred stock, $0.01 par value: Authorized shares: 200,000,000;
Issued and outstanding shares: 1,000,000 Series A convertible preferred stock	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000;
Issued and outstanding shares: 194,250,722 and 192,376,255,
respectively	2.0	2.0
Additional paid-in capital	2,425.2	2,385.1
Retained earnings (accumulated deficit)	(742.6)	(249.8)
Accumulated other comprehensive loss	(239.9)	(159.2)
Treasury stock, at cost: 7,345,794 shares and 6,744,082 shares,
respectively	(233.6)	(221.3)
Total stockholders' equity	1,211.1	1,756.8
Total liabilities and stockholders' equity	$15,173.8	$6,630.5

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating Activities:
Net income (loss)	$(156.5)	$63.8	$(492.8)	$163.5
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation and amortization	213.5	94.3	514.5	272.6
Equity-based compensation	28.0	11.3	58.7	33.7
Deferred income taxes	(66.9)	(8.0)	(172.4)	(32.6)
Changes in assets and liabilities:
Accounts receivable	469.3	113.5	165.3	(23.5)
Inventories	224.0	(17.8)	356.3	(65.8)
Prepaid expenses and other assets	39.6	(3.2)	63.8	(3.8)
Accounts payable and other liabilities	(226.9)	(28.6)	(228.0)	12.3
Other	(2.0)	1.5	(5.0)	5.5
Net cash generated by operating activities	522.1	226.8	260.4	361.9
Investing Activities:
Additions to property, plant and equipment	(24.3)	(24.6)	(72.3)	(55.4)
Proceeds from sale of property, plant and equipment	0.5	6.5	1.2	12.7
Proceeds from sale of long-term investments	3.8	—	9.3	—
Cash paid for current year acquisitions, net of cash acquired	(3.5)	—	(5,053.4)	—
Cash paid for prior year acquisition	—	—	(11.0)	—
Other	—	(0.1)	1.1	1.3
Net cash used in investing activities	(23.5)	(18.1)	(5,125.1)	(41.4)
Financing Activities:
Long-term debt repaid	(200.0)	(550.0)	(2,753.3)	(550.0)
Long-term debt proceeds	—	150.0	6,933.0	150.0
Debt issuance costs	(2.7)	—	(120.8)	—
Series A convertible preferred stock proceeds	—	—	1,000.0	—
Dividends paid on Series A convertible preferred stock	(26.9)	—	(29.9)	—
Proceeds from the issuance of common shares under equity-based compensation plans	0.3	0.1	3.0	5.0
Tax withholding payments for vested equity-based compensation awards	(2.9)	(0.1)	(12.3)	(15.6)
Net cash generated by (used in) financing activities	(232.2)	(400.0)	5,019.7	(410.6)
Effect of exchange rate changes on cash and cash equivalents	(5.3)	(2.0)	(4.1)	(11.5)
Change in cash and cash equivalents	261.1	(193.3)	150.9	(101.6)
Cash and cash equivalents at beginning of period	348.0	545.7	458.2	454.0
Cash and cash equivalents at end of period	$609.1	$352.4	$609.1	$352.4

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating income (loss), as reported	$(50.8)	$132.2	$(169.1)	$400.6
Adjustments:
Amortization of purchased intangible assets	163.9	65.8	387.3	199.5
Restructuring costs, net	19.5	7.1	78.3	19.7
Equity-based compensation	28.0	11.3	58.7	33.7
Transaction and integration costs	2.2	2.7	189.8	5.3
Purchase accounting adjustments	108.7	—	272.9	—
Other	55.0	—	55.0	—
Total adjustments to operating income	377.3	86.8	1,042.0	258.2
Non-GAAP adjusted operating income	$326.6	$219.0	$872.9	$658.8
Depreciation	43.3	18.7	101.0	58.2
Non-GAAP adjusted EBITDA	$369.8	$237.8	$973.8	$717.0
Income (loss) before income taxes, as reported	$(208.2)	$65.6	$(580.4)	$214.9
Income tax (expense) benefit, as reported	51.7	(1.8)	87.6	(51.4)
Net income (loss), as reported	$(156.5)	$63.8	$(492.8)	$163.5
Adjustments:
Total pretax adjustments to adjusted EBITDA	377.3	86.8	1,042.0	258.2
Pretax amortization of debt issuance costs & OID (1)	7.4	9.7	25.5	15.0
Pretax acquisition related interest (1)	—	—	30.2	—
Tax effects of adjustments and other tax items (2)	(101.3)	(45.9)	(232.2)	(93.9)
Non-GAAP adjusted net income	$126.9	$114.5	$372.7	$342.7
Diluted EPS, as reported (3)	$(0.88)	$0.33	$(2.70)	$0.84
Non-GAAP adjusted diluted EPS	$0.55	$0.59	$1.70	$1.75

(1) Included in interest expense.

(2) The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

(3) See the Condensed Consolidated Statements of Operations for Net income (loss) attributable to common stockholders.

Note: Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Sales by Region
(Unaudited -- In millions)

Sales by Region
			% Change
	Q3 2019	Q3 2018	YOY
United States	$1,432.7	$653.0	119.4%
Europe, Middle East and Africa	423.1	235.6	79.6
Asia Pacific	251.3	179.3	40.2
Caribbean and Latin America	187.6	59.4	215.8
Canada	85.5	23.1	270.1
Total net sales	$2,380.2	$1,150.4	106.9%

CommScope Holding Company, Inc.
Segment Information
(Unaudited -- In millions)
Sales by Segment

	As Reported	Pro forma (1)	% Change
	Q3 2019	Q3 2018	YOY
Connectivity	$634.5	$731.7	(13.3)%
Mobility	405.9	418.7	(3.1)
CPE	826.4	941.5	(12.2)
N&C	376.9	532.0	(29.2)
Ruckus	136.5	177.8	(23.2)
Total net sales	$2,380.2	$2,801.7	(15.0)%

Non-GAAP Adjusted EBITDA by Segment

	As Reported	Pro forma (1)	% Change
	Q3 2019	Q3 2018	YOY
Connectivity	$121.0	$160.8	(24.8)%
Mobility	83.4	77.0	8.3
CPE	59.7	38.6	54.7
N&C	94.9	137.9	(31.2)
Ruckus	10.8	13.3	(18.8)
Total non-GAAP adjusted EBITDA	$369.8	$427.6	(13.5)%

(1) Periods prior to the acquisition date, April 4, 2019, are presented pro forma to include previously reported CommScope results plus previously disclosed historical results of the ARRIS segments.

Components may not sum due to rounding
See descriptions of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA by Segment
(Unaudited -- In millions)

Third Quarter 2019 Non-GAAP Adjusted EBITDA Reconciliation by Segment

	Connectivity	Mobility	CPE	N&C	Ruckus	Total
Operating income (loss), as reported	$55.1	$(2.0)	$3.8	$(45.5)	$(62.1)	$(50.8)
Amortization of purchased intangible assets	40.1	17.6	33.7	57.2	15.2	163.9
Restructuring costs, net	3.1	1.2	6.8	5.5	2.9	19.5
Equity-based compensation	6.6	4.5	4.9	8.5	3.6	28.0
Transaction and integration costs	3.8	1.7	(3.5)	—	0.1	2.2
Purchase accounting adjustments	—	—	3.3	57.7	47.8	108.7
Other	—	55.0	—	—	—	55.0
Depreciation	12.3	5.5	10.7	11.5	3.3	43.3
Non-GAAP adjusted EBITDA	$121.0	$83.4	$59.7	$94.9	$10.8	$369.8
Non-GAAP adjusted EBITDA margin %	19.1%	20.6%	7.2%	25.2%	7.9%	15.5%

Third Quarter 2018 Non-GAAP Adjusted EBITDA Reconciliation by Segment

	Connectivity	Mobility	CPE	N&C	Ruckus	Pro forma (1) Total
Operating income (loss), as reported	$94.9	$37.3	$(26.3)	$91.3	$(12.7)	$184.6
Amortization of purchased intangible assets	44.4	21.4	47.9	24.7	15.7	154.1
Restructuring costs, net	(0.4)	7.5	3.0	1.4	(0.1)	11.4
Equity-based compensation	6.9	4.4	6.1	10.6	3.6	31.7
Transaction and integration costs	1.7	1.0	—	—	0.7	3.4
Purchase accounting adjustments	—	—	—	—	2.4	2.4
Depreciation	13.3	5.4	7.9	9.9	3.7	40.2
Non-GAAP adjusted EBITDA	$160.8	$77.0	$38.6	$137.9	$13.3	$427.6
Non-GAAP adjusted EBITDA margin %	22.0%	18.4%	4.1%	25.9%	7.5%	15.3%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

(1) Periods prior to the acquisition date, April 4, 2019, are presented pro forma to include previously reported CommScope results plus previously disclosed historical results of the ARRIS segments.

CommScope Holding Company, Inc.
Adjusted Free Cash Flow
(Unaudited -- In millions)

Adjusted Free Cash Flow

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	TTM Q3 2019
Cash flow from operations	$132.3	$(10.0)	$(251.7)	$522.1	$392.7
Capital expenditures	(26.9)	(21.4)	(26.6)	(24.3)	(99.2)
Free cash flow	105.4	(31.4)	(278.3)	497.8	293.5
Transaction and integration costs	4.5	7.3	187.8	10.0	209.6
Restructuring costs	9.4	25.9	23.9	27.2	86.4
Adjusted free cash flow	$119.3	$1.8	$(66.6)	$535.0	$589.5

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Pro Forma Adjusted EBITDA

(Unaudited -- In millions)

	Three Months		Nine Months		Year	Twelve Months
	Ended		Ended		Ended	Ended
	September 30,		September 30,		December 31,	September 30,
	2019	2018	2019	2018	2018	2019
Operating income (loss)	$(50.8)	$132.2	$(169.2)	$400.6	$450.0	$(119.8)
Adjustments:
Amortization of purchased intangible assets	163.9	65.8	387.3	199.5	264.6	452.4
Restructuring costs, net	19.5	7.1	78.3	19.7	44.0	102.6
Equity-based compensation	28.0	11.3	58.7	33.7	44.9	69.9
Asset impairments	—	—	—	—	15.0	15.0
Transaction and integration costs (1)	2.2	2.7	189.8	5.3	19.5	204.0
Purchase accounting adjustments	108.7	—	272.9	—	—	272.9
Patent litigation settlement	55.0	—	55.0	—	—	55.0
Non-GAAP adjusted operating income	$326.6	$219.0	$872.9	$658.8	$838.0	$1,052.1
Depreciation	43.3	18.7	101.0	58.2	75.6	118.4
Non-GAAP adjusted EBITDA	$369.8	$237.8	$973.8	$717.0	$913.6	$1,170.4
ARRIS acquisition (2)						284.1
ARRIS synergies (3)						120.0
Cost reduction initiatives (4)						20.0
Non-GAAP pro forma adjusted EBITDA						$1,594.5

(1) Primarily reflects transaction and integration costs related to the ARRIS acquisition in 2019 and BNS acquisition integration costs in 2018.

(2) Reflects adjusted EBITDA related to the ARRIS business from October 1, 2018 to the Acquisition date calculated in accordance with CommScope’s definition.

(3) Reflects annualized synergies expected to be realized in the three years following the close of the ARRIS acquisition.

(4) Represents annualized savings expected from announced cost reduction initiatives.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

Outlook
Three Months Ended
December 30, 2019
Operating income	$55 - $92
Adjustments:
Amortization of purchased intangible assets	$141 - $144
Restructuring costs, transaction and integration costs and other (1)	$7 - $15
Purchase accounting	$3 - $9
Equity-based compensation	$27 - $29
Depreciation	$42 - $46
Total adjustments to operating income	$220 - $243
Non-GAAP adjusted EBITDA	$275 - $335

Basic loss per share	$(0.45) - $(0.42)
Adjustments (2):
Total adjustments to operating income	$0.66 - $0.73
Debt-related costs and other special items (3)	$0.05 - $0.05
Impact of Series A convertible preferred stock (4)	$0.01 - $0.01
Non-GAAP adjusted diluted earnings per share (5)	$0.27 - $0.37

(1) Reflects projections for restructuring costs, transaction and integration costs and other special items. Actual adjustments may vary from projections.

(2) The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3) Reflects projections for amortization of debt issuance costs, amortization of original issue discount and tax items. Actual adjustments may vary from projections.

(4) Reflects the impacts of the Series A convertible preferred stock on the earnings per share calculation, including the impact of if-converted dilutive shares that were considered anti-dilutive with a GAAP net loss.

(5) Weighted average diluted shares calculated assuming the if-converted method is applied for the Series A convertible preferred stock.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.